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                                                                    EXHIBIT 11.1

                      DIGITAL GENERATIONS SYSTEMS, INC.
                 STATEMENT OF COMPUTATION OF WEIGHTED AVERAGE
                                COMMON SHARES
                 (in thousands, except for per share amounts)


                              Year Ended           Year Ended          Year Ended
                             December 31,         December 31,        December 31,
                                1998                 1997                1996
                            _________________________________________________________

Net loss                     $    (30,237)        $    (14,775)        $      (9,127)
                             =============        ==============       ==============

Weighted Average common
shares outstanding                  16,272                11,893               10,488
                             =============        ==============       ==============

Basic and diluted net
loss per common share(1)     $      (1.97)        $       (2.52)       $       (0.87)
                             =============        ==============       ==============


(1) For the year ended December 31, 1998, the net loss per share was computed as a net loss of $30,237,000 plus $1,764,000 relating to the preferred stock deemed dividend divided by the weighted average common shares outstanding. For the year ended December 31, 1997, the net loss per share was computed as a net loss of $14,775,000 plus $15,161,000 relating to the preferred stock deemed dividend divided by the weighted average common shares outstanding.
   (See Note 8 to the Consolidated Financial Statements)